OBITX Expands Board of Directors

OBITX, Inc., (OTCMKTS: OBTX), a blockchain development and consulting company, expands its board of directors by announcing the election of Robert Adams to the board.

With the addition of Robert “Eddie” Adams to the board of directors, OBITX has filled three of its five directors’ position.  Mr. Adams is the firs independent board member and will serve on the Company’s compensation and audit committees going forward.

Eddie has worked extensively in the blockchain markets.  While deployed as the IT Director for Blue Cross/Blue Shield of Florida, he utilized his extensive knowledge in a wide array of operating systems, programming languages, security concepts and technologies, to ensure privacy protocols were adhered to and data was secure and met federal guidelines.  His experience with managing $100 million annual department budgets and a staff more than 45,000 people, will be instrumental in our startup growth concepts and lay a solid foundation in which to build upon.

Michael Hawkins, OBITX CEO/CFO stated, “I look forward to working with Mr. Adams in building our OBITX model.  We share a vision where OBITX could be a leading company in blockchain development and technology.  His experience and insight will be critical as we look to both the insurance and healthcare industries as a core focus of our developing blockchain technologies.”

Contact: Michael Hawkins

            info@obitx.com

About OBITX:

Headquartered in Fleming Island, Florida, OBITX, Inc., (OTCQB: OBTX) is a development,  consulting and services organization specializing in blockchain technologies and decentralized processing.